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                          December 6, 2022

       Roger Franks
       General Counsel
       Lilium N.V.
       2385 N.W. Executive Center Drive, Suite 300
       Boca Raton, Florida 33431

                                                        Re: Lilium N.V.
                                                            Registration
Statement on Form F-3
                                                            Filed November 25,
2022
                                                            File No. 333-268562

       Dear Roger Franks:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Eranga
Dias at 202-551-8107 with any questions.




                          Sincerely,


                          Division of Corporation Finance

                          Office of Manufacturing